Exhibit 99.2

Press Release	FOR FURTHER INFORMATION: Scott J. Gish Vice President Corporate Communications (203)775-9000 sgish@photronics.com

PHOTRONICS ANNOUNCES PRICING OF CONVERTIBLE NOTE

AND COMMON STOCK OFFERINGS

BROOKFIELD, Connecticut September 11, 2009 – Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced that it has successfully priced its convertible note offering and secondary offering of common stock.

Photronics announced that it has agreed to sell 9,638,554 shares of its common stock at a public offering price of $4.15 per share. Photronics has also granted the underwriters an option to purchase up to an additional 1,445,783 shares of common stock to cover over-allotments.

Photronics also announced the pricing of its public offering of $50,000,000 aggregate principal amount of senior unsecured convertible notes due 2014. The Company has also granted the underwriters an option to purchase up to an additional $7,500,000 aggregate principal amount of convertible notes to cover over-allotments. The convertible notes will pay interest semi-annually at a rate of 5.50% per annum and will mature on October 1, 2014, unless earlier repurchased or converted. The notes are convertible, under certain circumstances, into shares of Photronics common stock at a conversion rate of 196.7052 shares of common stock per $1,000 principal amount of convertible notes, equivalent to a conversion price of approximately $5.08 per share of common stock, subject to adjustment in certain circumstances.

The convertible notes will be Photronics’ senior unsecured obligations and will rank equally with any existing and future unsecured senior debt, and senior to any existing and future subordinated debt.

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PHOTRONICS ANNOUNCES PRICING OF CONVERTIBLE NOTE….…PAGE TWO

Photronics intends to use the net proceeds of $85.2 million from the convertible note and common stock offerings to repay a portion of outstanding bank borrowings.

The offerings are expected to close on September 16, 2009, subject to customary closing conditions. The closing of the convertible note offering and the common stock offering are not contingent on each other.

Morgan Stanley & Co. Incorporated is the book-running manager for the offerings and Needham & Company, LLC, D.A. Davidson & Co., and Stifel Nicolaus & Company, Incorporated are acting as co-managers of the offerings.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock or convertible notes, nor shall there be any sale of the common stock or convertible notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. A written prospectus for this offering meeting the requirements of Section 10 of the Securities Act of 1933 (other than a free writing prospectus as defined in Securities Act Rule 405) may be obtained from the offices of Morgan Stanley & Co. Incorporated at 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department or by e-mail at prospectus@morganstanley.com.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

PLAB G

16-2009